Exhibit 99.8

CONSENT OF Zukin Certification Services, LLC

Legato Merger Corp. II

777 Third Avenue 37th Floor

New York, NY 10017

RE:	Proxy Statement / Prospectus of Legato Merger Corp. II (“Legato”), which forms part of the Registration Statement on Form S-4 of Legato (the “Registration Statement”).

Gentlemen:

We hereby consent to (i) the inclusion of our reasonable basis review (“RBR”) report, dated September 6, 2022, to the Board of Directors of Legato Merger Corp. II as Annex F to the Proxy Statement/Prospectus which forms a part of the Registration Statement related to the proposed merger with Southland Holdings, LLC and (ii) the references to such RBR therein under the heading “Proposal No. 1 – The Business Combination Proposal – Certain Forecasted Financial Information – Reasonable Basis Review of Southland’s Financial Projections and Underlying Assumptions.”

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: October 26, 2022 Zukin Certification Services, LLC /s/ Zukin Certification Services, LLC